Papa Murphy’s Holdings, Inc. Announces Appointment of New Chair, Jean M. Birch
Vancouver, WA, September 22, 2016 (Globe Newswire) - Papa Murphy’s Holdings, Inc. (NASDAQ: FRSH) today announced the appointment of Jean M. Birch, a current director, as Chair effective September 30, 2016.
Jean Birch has served as a Director since April 2015. Ken Calwell, President and Chief Executive Officer of Papa Murphy’s Holdings, Inc. stated, “Jean Birch has a long and successful track record leading franchised restaurant concepts and has been a key member of our Board. The management team and I look forward to working with Jean in her new capacity as Chair of the Board as we and our franchise owners continue to execute on the strategies that we believe will drive profitable long-term growth for both our shareholders and our franchise owners.”

The appointment of Jean Birch follows the resignation of current Chair, John Barr, effective on the same date. Mr. Barr has served as Chair of the Company’s Board since the Company’s IPO and has served in various capacities at predecessor companies since 2004.

Calwell continued, “On behalf of the Board and Company, I would like to thank John for his dedicated service to Papa Murphy’s and the contributions he has made to the Company over the years. Under John’s leadership, the system nearly doubled from both a unit and a sales perspective. We all wish him the best in the future.”

At this time, the Board has determined not to fill the vacancy created by Mr. Barr’s resignation.

Mr. Barr stated, “I am grateful for my long association with Papa Murphy’s and consider it a privilege to have been able to lead the Company in varying capacities. I am particularly appreciative of the support I’ve received from the Board as well as the senior management team during my tenure. I believe Papa Murphy’s is a uniquely positioned brand with a strong loyal consumer following and positive outlook for 2017 and beyond.”
About Papa Murphy’s
Papa Murphy’s Holdings, Inc. (Nasdaq: FRSH) is a franchisor and operator of the largest Take ‘N’ Bake pizza chain in the United States, selling fresh, hand-crafted pizzas ready for customers to bake at home. The company was founded in 1981 and currently operates over 1,500 franchised and corporate-owned fresh pizza stores in 38 States, Canada and United Arab Emirates. Papa Murphy’s core purpose is to bring all families together through food people love with a goal to create fun, convenient and fulfilling family dinners. In addition to scratch-made pizzas, the company offers a growing menu of grab ‘n’ go items, including salads, sides and desserts. Order online today at www.papamurphys.com.

Investor Contact:
Fitzhugh Taylor, ICR
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877-747-7272

Media Contact:
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